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Exhibit 10.42

AGREEMENT AND GENERAL RELEASE

Manufacturers’ Services Ltd., 300 Baker Avenue, Concord, Massachusetts 01742, and its affiliates, subsidiaries, divisions, successors and assigns (collectively referred to throughout this Agreement as “Employer”), and James N. Poor, (“Employee”) agree that:

1.                                      Termination Date. Employee’s termination date shall be May 3, 2002 (the “Termination Date”).

a.                                       If Employee elects to continue medical and dental coverage under Employer’s medical and dental plans in accordance with the continuation requirements of COBRA, Employee shall pay for the cost of such coverage as outlined in the COBRA communication that will be forwarded by The Stanton Group, to Employee’s home address.  The Company shall pay the Employee for up to eighteen (18) months a monthly payment equivalent to the Company share (80%) of Medical and Dental Cobra costs.  For the remainder of 2002, the payment will be a net payment of $5,665.50.  In 2003, the amount will be adjusted to reflect changes in COBRA rates and an additional eleven months’ net payment will be made in January 2003.  Such payments will terminate if you terminate your participation in the COBRA coverage provided by the Company and any excess payments made by the Company to you shall be promptly repaid to MSL.

b.                                      Employee will be paid all accrued and unused vacation as of the Termination Date, in the first paycheck following the Termination Date.

c.                                       Employee’s participation in Employer’s short- and long-term disability insurance plans will terminate on the Termination Date.

2.                                      Consideration.  In exchange for Employee’s agreement to the terms of this Agreement and General Release (“Agreement”), Employer shall consider Employee’s separation of employment to be a mutual agreement.  In addition, Employer shall do the following:

a.                                       Employer shall pay salary continuation to Employee (notwithstanding Employee’s death) for a twelve (12) month period following the Termination Date, less legally required and voluntarily-authorized deductions, and Employee’s target incentive compensation for 2002, for a total sum of $222,500.00.  This amount will begin to be paid in accordance with MSL’s payroll practices and procedures following the Effective Date of this Agreement and shall terminate in the event of any material breach by Employee of the Agreement with Respect to Confidential Information and Inventions and Non-Competition (the “Non-Competition Agreement”) that Employee entered into with Employer on January 23, 1998.

b.                                      Employer will provide you out-placement assistance up to a maximum of $20,000.00.

c.                                       Employee shall have until November 3, 2002 to exercise stock options which have vested as of the Termination Date.

3.                                      No Consideration Absent Execution of this Agreement.  Employee understands and agrees that Employee would not receive the monies and/or benefits specified in paragraph “2” above, except for Employee’s execution of this Agreement and General Release and the fulfillment of the promises contained herein.

4.                                      Review Period.  Employee has until June 13, 2002 to consider this Agreement.  Employee is advised to consult with an attorney of Employee’s choosing prior to executing this Agreement.

5.                                      Revocation.  Employee may revoke this Agreement for a period of seven (7) days following the day Employee executes this Agreement.  Any revocation within this period must be submitted, in writing, to Alan Cormier and state, “I hereby revoke my acceptance of our Agreement and General Release.”  The revocation must be personally delivered to Alan Cormier or his designee, or mailed to:

Alan Cormier

Vice President and General Counsel

Manufacturers’ Services Ltd

300 Baker Ave Suite 106

Concord, MA 01742

If Employee mails a revocation, it must be postmarked within seven (7) days of execution of this Agreement.  This Agreement shall not become effective or enforceable until the revocation period has expired (the “Effective Date”).  If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Massachusetts, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

6.                                      General Release of Claims.  Employee knowingly and voluntarily releases and forever discharges Employer, its parent corporation, affiliates, subsidiaries, divisions, successors and assigns and the current, former and future employees, attorneys, officers, directors and agents thereof (collectively referred to as “Releasees”), of and from any and all claims, known and unknown, which Employee has or may have against Releasees as of the date of execution of this Agreement, including, but not limited to, any alleged violation of;

•                                          The National Labor Relations Act, as amended;

•                                          Title VII of the Civil Rights Act of 1964, as amended;

•                                          Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•                                          The Employee Retirement Income Security Act of 1974, as amended;

•                                          The Immigration Reform Control Act, as amended;

•                                          The Americans with Disabilities Act of 1990, as amended;

•                                          The Age Discrimination in Employment Act of 1967, as amended;

•                                          The Fair Labor Standards Act, as amended;

•                                          The Occupational Safety and Health Act, as amended;

•                                          The Massachusetts Law Against Discrimination, G.L. c. 151B;

•                                          The Massachusetts Wage and Hour Laws, G.L. c. 151;

•                                          The Massachusetts Civil Rights Act, G.L. c. 93;

•                                          The Massachusetts Privacy Statute, G.L. c. 214, § 1B;

•                                          The Massachusetts Wage Payment Statute, G.L. c. 149, § 148 et seq.;

•                                          The Massachusetts Sexual Harassment Statute, G.L. c. 214 § 1C;

•                                          The Massachusetts Consumer Protection Act, G.L. c. 93A;

•                                          The Massachusetts Civil Rights Act, G.L. c. 12, § 11;

•                                          The Massachusetts Equal Rights Act, G.L. c. 93;

•                                          Equal Pay Law for Massachusetts, as amended;

•                                          Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

•                                          Any public policy, contract, tort, or common law; or

•                                          Any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

7.                                      Affirmations.  Employee affirms that Employee has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against Employer in any forum or form.  Employee further affirms that Employee has been paid and has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which Employee may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to Employee, except as provided in this Agreement.  Employee furthermore affirms that Employee has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act.

8.                                      Confidentiality.  Employee agrees not to disclose any information regarding the existence or substance of this Agreement, except to his spouse, an attorney and/or tax advisor with whom Employee chooses to consult regarding Employee’s consideration of this Agreement.

9.                                      Cooperation.  Employee shall cooperate fully with Employer in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of Employer which relate to events or occurrences that transpired while Employee was employed by Employer.  Employee’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of Employer.  During and after Employee’s employment, Employee shall also cooperate fully with Employer in connection with any investigation or review by any federal, state or local regulatory authority as any such investigation relates to events or occurrences that transpired while Employee was employed with Employer.  Employee further agrees to execute and deliver to Employer any security and other agreements, instructions, statements, certificates, replacement option grants, or other documents, and take any and all such other actions that relate to matters that were within the scope of Employee’s authority while an employee or officer of Employer, as may be requested by Employer, to effect, confirm or further assure or protect Employer’s interests.

10.                               No Future Application for Employment.  Employee shall not apply in the future for employment with Employer.

11.                               Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflict of laws provisions.  In the event Employee breaches any provision of this Agreement, Employee and Employer affirm that either may institute an action to specifically enforce any term or terms of this Agreement.  Venue for all such actions will be in the state or federal courts of the Commonwealth of Massachusetts.  Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

12.                               Non-admission of Wrongdoing.  Employee agrees that neither this Agreement nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by Employer of any liability or unlawful conduct of any kind.

13.                               Amendment.  This Agreement may not be modified, altered or changed except upon express written consent of both Parties wherein specific reference is made to this Agreement.

14.                               Entire Agreement.  This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties, except the Non-Competition Agreement.  Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to sign this Agreement, except for those set forth in this Agreement.

EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS BEEN ADVISED IN WRITING THAT EMPLOYEE HAS AT LEAST TWENTY-ONE (21) DAYS TO CONSIDER THIS AGREEMENT AND GENERAL RELEASE AND IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND GENERAL RELEASE.

HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE CONSIDERATION SET FORTH IN PARAGRAPH “2” ABOVE, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST EMPLOYER.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily-executed this Agreement and General Release as of the dates set forth below:

Employee	Manufacturers’ Services Ltd.

/s/ James N. Poor	By:	/s/ Alan Cormier
James N. Poor	Alan Cormier
Vice President and General Counsel

May 7, 2002	May 3, 2002
Date	Date